FORM 3 (CONTINUED)TABLE II UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                     Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940OMB APPROVAL

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                                                       (Print or Type Responses)

1.  Name and Address of Reporting Person*2.  Date of Event Re-     4.  Issuer
Name AND Ticker or Trading Symbol
Pfefferle                             quiring Statement     (Month/Day/Year)
Orbit International Corp. ("ORBT")5.  Relationship of
Reporting Person(s) to Issuer(Check all applicable)           x       Director
10% Owner                    Officer
(give                Other (specify                                 title below)
below     Vice President and Chief
Financial Officer
              Marc                    June 26, 19983.  IRS or Social Se-
curity Number of
     (Last)(First)(Middle)            Reporting Person     (Voluntary)        6.
If Amendment, Date of     Original (Month/Day/Year)
                                                                              7.
Individual or Joint/Group     Filing (Check
c/o Orbit International Corp.
Applicable Line)
80 Cabot Court
X    Form filed by

One Reporting Person
(Street)
Form filed by

More Than One

Reporting Person
Hauppauge,                New York11788










     (City)(State)(Zip)               Table I -Derivative Securities
Beneficially Owned4.  Issuer Name AND Ticker or Trading Symbol
                                                   Orbit International Corp.
("ORBT")5.  Relationship of Reporting Person(s) to
Issuer(Check all applicable)           x       Director
10% Owner                    Officer (give                Other
(specify                                 title below)                below
Vice President and Chief Financial Officer


1.  Title of Security                        2.  Amount of Securities     3.
Ownership     Form: Direct     (D) or Indirect
(I)
4.  Nature of Indirect Beneficial Ownership
(Instr. 5)
     (Instr. 4)                              Beneficially Owned     (Instr. 4)
(Instr. 5)




Common Stock, par value $.10                 5,000             D






















1.  Title of Derivative Security 2.  Date Exer-     3.  Title and Amount of
Securities Underlying     Derivative Security
(Instr. 4)
4.  Conver-     5.  Owner-     ship     6.  Nature of
Indirect
     (Instr. 4)                  cisable and     Expiration     Date
(Month/Day/Year)Date       Titlesion or    Form
ofBeneficial Ownership     (Instr. 5)
                                 Exer-                                 Exercise
Deri-     vative     Security:     Direct

                                 cisableExpira-tion                    Price of
Deri-     vative     Security(D) or
                                       Date                     Amount
Indirect     (I)
                                                                or
(Instr. 5)
                                                                Number
                                                                of
                                                                Shares






(1)                              6/26/986/26/2008   Common Stock5,000  $3.00  D

























Explanation of Responses:

(1) Granted to the Reporting Person under the Company's 1995 Stock Option Plan for Non-Employee
Directors                                                        /s/ Marc
Pfefferle                                                            ___________
** Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.           **Signature of Reporting Person                       Date
                                        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient,
                                                See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.Page 2
                                                                 SEC 1473 (9-96)